Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-127744 on Form S-8 of Bois d’Arc Energy, Inc. of our reports dated February 28, 2007 with respect to the consolidated financial statements of Bois d’Arc Energy, Inc., Bois d’Arc Energy, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bois d’Arc Energy, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
Dallas, Texas
February 28, 2007